Amendment Nine and Consent and Waiver
                                       To
                                Credit Agreement


     This Amendment Nine and Consent and Waiver (this "Amendment") is dated as of March 31, 2000 and is made in respect of the Credit Agreement dated as of July 12, 1996 as amended and in effect immediately prior to the date hereof (the "Credit Agreement") by and among PSC Scanning, Inc., a Delaware corporation formerly known as SpectraScan, Inc., which is the successor by merger to PSC Acquisition, Inc., (the "Borrower"), PSC Inc. ("PSC"), the financial institutions party to the Credit Agreement (the "Lender Parties"), Fleet National Bank (formerly known as Fleet Bank) as the "Initial Issuing Bank", and Fleet National Bank, as administrative agent (the "Administrative Agent") under the Credit Agreement.

                            Statement of the Premises
                            -------------------------

     The Borrower, PSC, the Lender Parties, the Initial Issuing Bank and the Administrative Agent have previously entered into the Credit Agreement and various amendments thereto from time to time. The Borrower has requested that the Lender Parties consent to a certain sale and lease-back transaction, waive compliance with certain covenants in the Credit Agreement as affected by the accounting treatment accorded to a recent court decision, and amend certain other covenants in the Credit Agreement to reflect the current circumstances of the Borrower.

                           Statement of Consideration
                           --------------------------

     Accordingly,  in consideration of the premises,  and under the authority of
     Section 5-1103 of the New York General Obligations Law, the parties hereto agree as follows.

                                    Agreement
                                    ---------

1. Defined Terms. The terms "this Agreement", "hereunder" and similar references in the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

2. Amendment. Effective as of March 31, 2000, the Credit Agreement is hereby amended as follows:

     2.1 Section 1.01 of the Credit Agreement is amended by deleting the definitions of Adjusted EBITDA, Adjusted Total Debt Ratio and Percon Charge.

     2.2 Section 1.01 of the Credit Agreement is amended by adding the definitions of "2000 Acquisition and Restructuring Charge", "2000 Sale Leaseback Prepayment", "2000 Sale Leaseback Transaction", "Disputed Royalty Case", "Disputed Royalty Decision", "Final Decision", "Fixed Charge Coverage Ratio", "Interest Coverage Ratio", "Normalized Quarterly Provisional Charges for Disputed Royalty", "Proven Performance Date", "Quarterly Provisional Charges for Disputed Royalty", "Senior Debt Ratio", "Total Reserve for Disputed Royalty" and "Undisputed Royalties", as follows:

          "2000 Acquisition and Restructuring Charge" means the one-time expense determined in accordance with GAAP charged to the Consolidated Income Statement in the first fiscal quarter of 2000 relating to the acquisition of Percon Incorporated and restructuring by PSC and its Subsidiaries in an amount not exceeding $2,300,000.

          "2000 Sale Leaseback Prepayment" means the prepayment of any Borrowing pursuant to Section 2.06(b)(ii) of the Credit Agreement by reason of the 2000 Sale Leaseback Transaction.

          "2000 Sale Leaseback Transaction" means a sale leaseback transaction whereby certain of the facilities of the Borrower located in Webster, New York shall be sold and leased back to the Borrower under an operating lease (not a Capitalized Lease) on terms approved by all Lenders.

          "Disputed Royalty Case" means the civil action in the United States District Court, Western District of New York, numbered 96-CV-6152T, entitled PSC Inc. v. Symbol Technologies, Inc.

          "Disputed Royalty Decision" means the Decision and Order dated February 8, 2000 issued by Hon. Michael A. Telesca in the Disputed Royalty Case and any related order or judgment.

          "Final Decision" means a final judgment or order entered into with respect to the Disputed Royalty Decision for which: (i) PSC shall agree to be bound; or (ii) no stay of enforcement shall be in effect for a period of ten (10) consecutive days by reason of a pending appeal otherwise.

          "Fixed Charge Coverage Ratio" means a ratio, measured at the end of each fiscal quarter of PSC, of

          (i) Consolidated EBITDA for the most recently completed four fiscal quarters of PSC, less Consolidated Capital Expenditures made during such period, less the aggregate amount of federal, state, local and foreign income taxes paid by PSC and its Subsidiaries during such period, plus, for all calculations on Dates of Determination which precede the Final Decision, the Quarterly Provisional Charges for Disputed Royalty expensed during each quarter in such four quarter period (but for all calculations on Dates of Determination subsequent to the Final Decision, no Quarterly Provisional Charges for Disputed Royalty shall be added); to

          (ii) the sum of (a) cash interest payable by PSC and its Subsidiaries on all Debt during such period plus (b) cash rentals payable under Capitalized Leases during such period plus (c) the aggregate amount of scheduled principal repayments made or required to be made in respect of Funded Debt by PSC and its Subsidiaries during such period, excluding mandatory prepayments of principal made pursuant to (1) the 1999 Sale Leaseback Prepayment, (2) the 2000 Sale Leaseback Prepayment, and (3)
               Section 2.06(b)(i), plus (d) after the Proven Performance Date, the aggregate amount of all cash dividends paid by PSC and Borrower on capital stock during such period and the purchase price paid by PSC and its Subsidiaries during such period to purchase capital stock of PSC as permitted by Section 5.02(g).

          "Interest Coverage Ratio" means a ratio measured at the end of each fiscal quarter of PSC of:

          (i) Consolidated EBITDA for the most recently completed four fiscal quarters of PSC, plus, for all calculations on Dates of Determination which precede the Final Decision, the Quarterly Provisional Charges for Disputed Royalty expensed during each quarter in such four quarter period (but for all calculations on Dates of Determination subsequent to the Final Decision, no Quarterly Provisional Charges for Disputed Royalty shall be added); to

          (ii) Interest Expense of PSC and its Subsidiaries for such period.

          "Normalized Quarterly Provisional Charges for Disputed Royalty" means, for each fiscal quarter, severally: (i) through December 31, 1999, the amount listed on Schedule IV to reflect the accounting normalization attributable to each fiscal quarter of the Quarterly Provisional Charges for Disputed Royalty; and (ii) after December 31, 1999, an amount equal to the Quarterly Provisional Charges for Disputed Royalty.

          "Proven Performance Date" means the first fiscal quarter end date:

          (i)  which is subsequent to the Final Decision; and

          (ii) as of which Borrower shall have been in full compliance with all terms of the Credit Agreement for a minimum of four consecutive fiscal quarters, which compliance shall be supported by financial statements delivered pursuant to Section 5.03(c) or (d).

          "Quarterly Provisional Charges for Disputed Royalty" means, for each fiscal quarter, severally, the amount determined in accordance with GAAP of the non-cash expense appearing on the Consolidated Income Statements from time to time as a charge to earnings reflecting the amount which may be payable in respect of such quarter's earnings pursuant to the Disputed Royalty Decision (exclusive of any Undisputed Royalties).

          "Senior Debt Ratio" means a ratio, measured at the end of each fiscal quarter of PSC, of

          (i) Senior Debt of PSC and its Subsidiaries outstanding on the Date of Determination; to

          (ii) Consolidated EBITDA for the most recently completed four fiscal quarters of PSC, plus the Quarterly Provisional Charges for Disputed Royalty in respect of such period, less, for all calculations on Dates of Determination, the Normalized Quarterly Provisional Charges for Disputed Royalty expensed during each quarter in such four quarter period;

               provided, however, that for the purposes solely of calculating the aggregate principal amount of Senior Debt outstanding, the Working Capital Advances shall be deemed to be outstanding in an aggregate principal amount equal to the average principal amount outstanding on the last two fiscal quarter end dates, including the Date of Determination.

          "Total Reserve for Disputed Royalty" means, at any Date of Determination, the amount determined in accordance with GAAP appearing on the Consolidated Balance Sheet as of such Date of Determination reflecting the amount which may be payable pursuant to the Disputed Royalty Decision.

          "Undisputed Royalties" means all liabilities determined in accordance with GAAP payable by PSC or its Subsidiaries to Symbol Technologies, Inc. or its affiliates pursuant to and under the contracts which are the subject of the Disputed Royalty Case and which were not in dispute in the Disputed Royalty Case (i.e., the flat rate or 3% of the Net Sales Price of all Bar Code Readers sold under the "Spectra-Physics license" as such term is used in the Disputed Royalty Decision).

     2.3 Section 1.01 of the Credit Agreement is amended by changing the definitions of "Applicable Margin", "Commitment Fee Percentage", "Consolidated", "Debt", "EBITDA", "Excess Cash Flow", "Permitted Liens", "Total Debt Ratio", and "Working Capital Commitment" to read in their entirety, as follows:

          "Applicable Margin" means at any time and from time to time (a) from March 31, 2000 and prior to August 1, 2000, 0.875% per year for Prime Rate Advances and 2.500% per year for Eurodollar Rate Advances, and
          (b) from and after August 1, 2000, a percentage per year determined by reference to the Total Debt Ratio as set forth below:

                                               Term Loan Facility
                                                   and Working                 Term Loan Facility and
                                                Capital Facility              Working Capital Facility
              Total Debt Ratio                 Prime Rate Advances            Eurodollar Rate Advances

              Level I:
              --------
            a ratio equal to or greater than           1.125%                           2.750%
            4.0:1
              Level II:
              ---------
            a ratio equal to or greater than           0.875%                           2.500%
            3.5:1 but less than 4.0:1
              Level III:
              ----------
            a ratio equal to or greater than           0.625%                           2.250%
            3.0:1 but less than 3.5:1
              Level IV:
              ---------
            a ratio equal to or greater than
            2.5:1 but less than 3.0:1                  0.375%                           2.00%
              Level V:
              --------
            a ratio equal to or greater than
            2.0:1 but less than 2.5:1                  0.125%                           1.750%
              Level VI:
              ---------
            a ratio equal to or greater than           0.000%                           1.500%
            1.5:1 but less than 2.0:1
              Level VII:
              ----------
            a ratio of less than 1.5:1                 0.000%                           1.250%


          The Applicable Margin for each Prime Rate Advance shall be determined by reference to the ratio in effect from time to time and the Applicable Margin for each Eurodollar Rate Advance shall be determined by reference to the ratio in effect from time to time; provided, however, that (A) no change in the Applicable Margin shall be effective until three Business Days after the date on which the Administrative Agent receives financial statements pursuant to Section 5.03(c) or (d) and a certificate of the chief financial officer of PSC demonstrating such ratio and (B) if PSC has not submitted to the Administrative Agent the information described in clause (A) of this proviso as and when required under Section 5.03(c) or (d), as the case may be, the Applicable Margin shall be at Level I for so long as such information has not been received by the Administrative Agent.

          "Commitment  Fee  Percentage"  means at any time and from time to time
          (a) from March 31, 2000 and prior to August 1, 2000, 0.500% per year and (b) from and after August 1, 2000, a percentage per year determined by reference to the Total Debt Ratio as set forth below:

                         Total Debt Ratio              Commitment Fee Percentage

              Level I:
              --------
            a ratio equal to or greater than 4.0:1                0.500%
              Level II:
              ---------
            a ratio equal to or greater than 3.5:1 but            0.500%
            less than 4.0:1
              Level III:
              ----------
            a ratio equal to or greater than 3.0:1 but            0.500%
            less than 3.5:1
              Level IV:
              ---------
            a ratio equal to or greater than 2.5:1 but
            less than 3.0:1                                       0.375%
              Level V:
              --------
            a ratio equal to or greater than 2.0:1 but
            less than 2.5:1                                       0.375%
              Level VI:
              ---------
            a ratio equal to or greater than 1.5:1 but
            less than 2.0:1                                       0.300%
              Level VII:
              ----------
            a ratio of less than 1.5:1                            0.250%

          ; provided, however, that (A) no change in the Commitment Fee Percentage shall be effective until three Business Days after the date on which the Administrative Agent receives financial statements pursuant to Section 5.03(c) or (d) and a certificate of the chief financial officer of PSC demonstrating such ratio and (B) if PSC has not submitted to the Administrative Agent the information described in clause (A) of this proviso as and when required under Section 5.03(c) or (d), as the case may be, the Commitment Fee Percentage shall be at Level I for so long as such information has not been received by the Administrative Agent.

          "Consolidated" means, when used in conjunction with any defined term or any accounting term, such defined term or accounting term as applied to PSC and its Subsidiaries on a consolidated basis in accordance with GAAP.

          "Debt" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person's business and trade payables that are being contested in good faith), (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments,
          (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), excluding operating leases, (e) all Obligations of such Person as lessee under Capitalized Leases (without double counting such Obligations in the computation of "Debt"), (f) all Obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any capital stock of or other ownership or profit interest in such Person or any other Person or any warrants, rights or options to acquire such capital stock, valued, in the case of Redeemable Preferred Stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Obligations of such Person in respect of Hedge Agreements, (i) all Debt of others referred to in clauses (a) through (h) above or clause (j) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (j) all Debt referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt; provided however that (A) for the purposes of Section 5.02(b) of the Agreement, Debt shall not be deemed to include amounts payable to George A. Plesko pursuant to and in accordance with the GEO/GAP Term Sheet, and (B) for all purposes, Debt shall not be deemed to include amounts which may be payable pursuant to the Disputed Royalty Decision until it becomes a Final Decision (and then such amount shall not be double counted as Debt).

          EBITDA" means, for any period, the sum, determined on a Consolidated basis, of (a) net income (or net loss) plus: (i) the 2000 Acquisition and Restructuring Charge (which is taken only in the first fiscal quarter in 2000), less (ii) that portion of the 2000 Acquisition and Restructuring Charge actually paid within such period, less (iii) any gain arising from a reversal of the 2000 Acquisition and Restructuring Charge, and, less (iv) on the fiscal quarter end date of December 31, 2000, the balance of the 2000 Acquisition and Restructuring Charge which the Borrower has not paid in cash; (b) interest expense; (c) income tax expense; (d) depreciation expense; and (e) amortization expense in each case of PSC and its Subsidiaries, determined in accordance with GAAP for such period; less, however, the Excluded Leaseback Gain, if any, accruing during such period and plus the loss on sale of assets, if any, incurred by the 2000 Sale Leaseback Transaction; provided further that if the period for which EBITDA is being computed includes any or all of the fiscal quarters ending on or about March 31, 1999, June 30, 1999, September 30, 1999 and December 31, 1999, EBITDA shall be calculated by using the Pro Forma EBITDA for each such fiscal quarter in such period.

          "Excess Cash Flow" means for any period the sum of (i) EBITDA of PSC and its Subsidiaries for such period plus (ii) the aggregate amount of all non-cash charges deducted in arriving at EBITDA plus (iii) if there was a net increase in Consolidated Current Liabilities of PSC and its Subsidiaries during such period, the amount of such net increase plus (iv) if there was a net decrease in Consolidated Current Assets (excluding cash and Cash Equivalents) of PSC and its Subsidiaries during such period the amount of such net decrease less
          (v) the aggregate amount of scheduled principal repayments made or required to be made in respect of Funded Debt by PSC and its Subsidiaries during such period, excluding mandatory prepayments of principal made pursuant to (1) the 1999 Sale Leaseback Prepayment, (2) the 2000 Sale Leaseback Prepayment, and (3) Section 2.06(b)(i), less
          (vi) Capital Expenditures of PSC and its Subsidiaries less (vii) the aggregate amount of all federal, state, local and foreign income taxes paid by PSC and its Subsidiaries during such period less (viii) the aggregate amount of interest paid on any Funded Debt of PSC and its Subsidiaries during such periods less (ix) the aggregate amount of all non-cash credits included in arriving at such EBITDA less (x) if there was a net decrease in Consolidated Current Liabilities of PSC and its Subsidiaries during such period, the amount of such net decrease less
          (xi) if there was a net increase in Consolidated Current Assets (excluding cash and Cash Equivalents) of PSC and its Subsidiaries during such period the amount of such increase; provided further, however, that all computations of Consolidated Current Assets and Consolidated Current Liabilities for the fiscal year ending December 31, 1999 shall be made using the Pro-Forma Balance Sheet annexed hereto as Schedule V.

          "Permitted Liens" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies not yet due and payable; (b) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; (d) Permitted Encumbrances, and (e) Liens created pursuant to the 1999 Sale Leaseback Transaction and the 2000 Sale Leaseback Transaction.

          "Total Debt Ratio" means, on any Date of  Determination,  the ratio of
          (A) the aggregate amount of Total Reserve for Disputed Royalty and all Debt of PSC and its Subsidiaries on the last day of the most recently completed fiscal quarter of PSC (without double counting in the event that Debt shall include the amount payable in respect of the Final Decision) to (B) Consolidated EBITDA for the most recently completed four fiscal quarters of PSC, plus the Quarterly Provisional Charges for Disputed Royalty expensed during each quarter in such four quarter period, less the Normalized Quarterly Provisional Charges for Disputed Royalty in respect of such four quarter period; provided, however, that for purposes solely of calculating the aggregate amount of Debt outstanding, the Working Capital Advances shall be deemed to be outstanding in an aggregate principal amount equal to the average principal amount outstanding on the last two fiscal quarter end dates, including the Date of Determination.

     2.4 The last sentence of Subsection (c) of Section 2.01 of the Credit Agreement is amended to read in its entirety, as follows:

          Within the limits of each Working Capital Lender's Unused Working Capital Commitment in effect from time to time, the Borrower may borrow under this Section 2.01(c), prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(c), up to an aggregate principal amount outstanding not exceeding at any time the sum of $50,000,000 less the Total Reserve for Disputed Royalty so long as the Disputed Royalty Decision remains substantially effective and until the Final Decision.

     2.5  The first  sentence of  Subparagraph  (i) of Subsection (b) of Section
          2.06 of the Credit Agreement is amended by adding the following proviso at the end thereof: "; provided, however, that no such prepayment shall be made for the Fiscal Year ending December 31, 1999.

     2.6 Subsection (c) of Section 5.02 of the Credit Agreement is amended to read in its entirety, as follows:

          (c) Lease Obligations. Create, incur, assume or suffer to exist, or permit any of their respective Subsidiaries to create, incur, assume or suffer to exist, any obligations as lessee (i) for the rental or hire of real or personal property in connection with any sale leaseback transaction excluding the 1999 Sale Leaseback Transaction and the 2000 Sale Leaseback Transaction, or (ii) for the rental or hire of real or personal property of any kind under leases or agreements to lease, including Capitalized Leases and operating leases pursuant to the 1999 Sale Leaseback Transaction and the 2000 Sale Leaseback Transaction having an original term of one year or more that would cause the direct and contingent liabilities of PSC and its Subsidiaries, on a Consolidated basis, in respect of all such obligations (as described in this clause
               (ii)) to exceed an aggregate amount of $5,000,000 payable in any period of 12 consecutive months.

     2.7 Subsection (g) of Section 5.02 of the Credit Agreement is amended to read in its entirety, as follows:

          (g) Dividends, Etc. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its capital stock or any warrants, rights or options to acquire such capital stock, now or hereafter outstanding, return any capital to its stockholders as such, make any distribution of assets, capital stock, warrants, rights, options, obligations or securities to its stockholders as such or issue or sell any capital stock or any warrants, rights or options to acquire such capital stock, or permit any of its Subsidiaries to do any of the foregoing or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of the Borrower or any warrants, rights or options to acquire such capital stock or to issue or sell any capital stock or any warrants, rights or options to acquire such capital stock, except that after the Proven Performance Date the following actions may be taken if, after giving effect to each such action, PSC and the Borrower shall be in full compliance with all terms, conditions and covenants of this Agreement: (i) PSC may declare and pay dividends and distributions payable only in common stock of PSC,
               (ii) a Foreign Subsidiary may declare and pay dividends and distributions to PSC, provided that the Secured Parties shall have a perfected first priority security interest in the property comprising such dividends or distribution and (iii) PSC may acquire shares of its common stock for an aggregate purchase price during the period from the date hereof through the Termination Date not to exceed $12,000,000, provided that, at the time of such acquisition and immediately after giving effect thereto, (x) the excess of Consolidated total assets over Consolidated total liabilities shall not be less than $44,000,000 and (y) no Default shall have occurred and be continuing.

     2.8 Subsection (a) of Section 5.04 of the Credit Agreement is amended to read in its entirety, as follows:

          (a) Fixed Charge Coverage Ratio. Maintain at the end of each fiscal quarter of PSC a Fixed Charge Coverage Ratio of not less than (i)
               1.15 to 1.00 for each  fiscal  quarter  ending in 2000,  and (ii)
               1.25 to 1.00 thereafter.

     2.9 Subsection (b) of Section 5.04 of the Credit Agreement is amended to read in its entirety, as follows:

          (b) Total Debt Ratio. Maintain at the end of each fiscal quarter of PSC a Total Debt Ratio of not more than the following ratios set forth below for the corresponding Dates of Determination:

          Dates of Determination               Ratio

          3/31/00                              3.75 to 1.00
          6/30/00                              4.25 to 1.00
          9/30/00                              4.00 to 1.00
          12/31/00                             3.75 to 1.00
          3/31/01 and thereafter               3.25 to 1.00

     2.10 Subsection (c) of Section 5.04 of the Credit Agreement is amended to read in its entirety, as follows:

          (c) Senior Debt Ratio. Maintain at the end of each fiscal quarter of PSC a Senior Debt Ratio of not more than the following ratios set forth below for the corresponding Dates of Determination:

          Dates of Determination               Ratio

          3/31/00                              2.75 to 1.00
          6/30/00                              3.10 to 1.00
          9/30/00                              2.90 to 1.00
          12/31/00                             2.50 to 1.00
          3/31/01 and thereafter               2.00 to 1.00

     2.11 Subsection (d) of Section 5.04 of the Credit Agreement is amended to read in its entirety, as follows:

          (d) Interest Coverage Ratio. Maintain as of the end of each fiscal quarter of PSC an Interest Coverage Ratio of ratio of not less than the following ratios set forth below for the corresponding Dates of Determination:

          Dates of Determination               Ratio

          3/31/00                              3.50 to 1.00
          6/30/00                              3.50 to 1.00
          9/30/00                              3.25 to 1.00
          12/31/00                             3.25 to 1.00
          3/31/01 and thereafter               3.50 to 1.00

     2.12 Subsection (e) of Section 5.04 of the Credit Agreement is amended to read in its entirety, as follows:

          (e) Net Worth. Maintain at all times an excess of Consolidated total assets over Consolidated total liabilities, in each case, of the Borrower and its Subsidiaries of not less than the sum of: (A) $47,000,000, plus (B) 75% of Consolidated net income for each fiscal quarter of PSC and its Subsidiaries, on a cumulative basis, with no deduction for losses of any quarter, for the period after December 31, 1999 to and including each quarter end date.

     2.13 Schedule III and Schedule IV to the Agreement shall be in the forms of
          Schedule III and Schedule IV attached hereto.

3. Future Consent And Waiver To 2000 Sale Leaseback. If all of the Lender Parties shall (in the future, when the term sheet for the 2000 Sale Leaseback shall have been presented to the Lender Parties for approval) consent (in writing) to the 2000 Sale Leaseback, then: (i) no additional fee shall be charged by the Lenders solely for such consent, (ii) the Lenders shall have waived the right to deem the 2000 Sale Leaseback to be a violation of Subsections (a), (b), (c) and (d) of Section 5.02 or a Default or Event of Default under the Credit Agreement by reason of noncompliance with such Sections, and (iii) the Agent shall release any Lien created under the Loan Documents on the assets subject to the 2000 Sale Leaseback; provided and on the condition that all of the Net Cash Proceeds to be received by the Borrower from the 2000 Sale Leaseback shall be paid directly to the Agent and applied as a prepayment of the Term Loan Facility pursuant to Section 2.06(b)(ii). In the event and to the extent that such prepayment would result in a prepayment of a Eurodollar Rate Advance on a date other than the last day of the corresponding Interest Period, the Agent shall hold such prepayment in an account until such last day and shall effect the prepayment on such last day. No approval by the Lender Parties of the 2000 Sale Leaseback shall be implied by this Amendment.

4. Other Waivers. The undersigned Lender Parties hereby waive noncompliance with Subsection (d) of Section 5.03 as of March 30, 2000 (the 90th day after the end the Fiscal Year ending on December 31, 1999); provided (i) that PSC and the Borrower shall fully comply with Subsection (d) of Section 5.03 on or before the tenth day following the day on which this Amendment shall have become effective in accordance with Section 5 below, and (ii) that the information contained in the financial statements to be delivered pursuant to Subsection (d) of Section
5.03 for the fiscal year end of December 31, 1999 shall not vary from the financial information delivered to the Lenders under the PSC's letter of March 15, 2000. The undersigned Lender Parties also hereby waive noncompliance with Subsection (a) of Section 5.04 of the Credit Agreement as of December 31, 1999.

5. Conditions Precedent to Effectiveness. This Amendment shall not become effective unless and until: (a) the holders of the Subordinated Debt shall have made such consents and amendments in respect of all Subordinated Debt Documents as shall be necessary (collectively, the "Current SubDebt Amendment") to (i) preserve, after giving effect to this Amendment, the relative differences between the financial levels required pursuant to the financial covenants in the Credit Agreement and the corresponding financial covenants in the Subordinated Debt Documents which were in effect prior to Amendment Eight to the Credit Agreement dated as of January 19, 2000 (and in furtherance of the agreement by PSC, the Borrower and the holders of the Subordinated Notes pursuant to Section 3 of the letter agreement dated January 18, 2000 among PSC, the Borrower and such holders); (ii) cause the financial covenants in the Subordinated Debt Documents to be calculated in a manner identical to the financial covenants in the Credit Agreement (as amended by this Amendment); (iii) consent to this Amendment; and (iv) confirm that the Obligations of the Loan Parties under the Loan Documents constitute "Superior Indebtedness" as defined in the Subordinated Debt Documents; (b) the Required Lenders shall have granted their written consent to the Current SubDebt Amendment; (c) the Borrowers shall have furnished to the Administrative Agent all such confirmations, supporting documents and opinions of counsel as the Administrative Agent may specify; (d) the Borrower shall have paid to the Agent for the account of each of the Lender Parties, pro-rata according to the amount of the total Commitments of each Lender Party, a fee equal to the sum of one-half of one percent (0.50%) of the amount of total Commitments of all Lender Parties; and (e) all post closing items to be completed by the Borrower in respect of Amendment Eight to the Credit Agreement dated as of January 19, 2000 shall have been completed.

6. Effect on the Credit Agreement. Except as specifically amended above, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed. The Borrower and PSC each acknowledge and agree that the Credit Agreement (as amended by this Amendment) and each other Loan Document to which each is a party is in full force and effect, that its Obligations thereunder and under this Amendment are its legal, valid and binding obligations enforceable against it in accordance with the terms thereof and hereof, and it has no defense, whether legal or equitable, setoff or counterclaim to the payment and performance of such Obligations.

7. Expenses. The Borrower shall pay promptly when billed all reasonable out-of-pocket expenses of each of the Lender Parties and the Agent (including, but not limited to, reasonable fees, charges and disbursements of counsel to each of the Lender Parties and the Agent) incident to the preparation, negotiation, execution, administration and enforcement of the this Amendment and all documents and transactions required in connection with this Amendment.

8. Execution in Counterparts and Effectiveness. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same Amendment, regardless of whether or not the execution by all parties shall appear on any single counterpart. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment. This Amendment will become effective (subject to the terms of Section 5 above) when the Administrative Agent shall have received counterparts of this Amendment which, when taken together, bear the signatures of the Borrower, PSC, the Administrative Agent and all of the Lenders.

9. Applicable  Law.   Pursuant  to  Section  5-1401  of  the  New  York  General
Obligations Law, the laws of the State of New York shall govern the validity, construction, enforcement and interpretation of this Amendment in whole.

10.Headings. The headings of this Amendment are for the purposes of reference only and shall not limit or otherwise affect the meanings hereof.

     IN WITNESS WHEREOF, the parties hereto have caused a counterpart of this Amendment to be executed and delivered by their respective representatives thereunto duly authorized, as of the date first above written.


PSC Inc.                                     PSC Scanning, Inc.

By:                                          By:
Title:   Vice President, Chief Financial     Title:   Vice President
         Officer & Treasurer


Fleet National Bank, As Initial              Fleet National Bank, As
Issuing Bank                                 Administrative Agent

By:                                          By:
Title:                                       Title:


Fleet National Bank                          The Chase Manhattan Bank

By:                                          By:
Title:                                       Title:


Manufacturers & Traders                      Key Bank National
Trust Company                                Association

By:                                          By:
Title:                                       Title:


Citizens Bank of Massachusetts               HSBC Bank USA

By:                                          By:
Title:                                       Title:

                                  Schedule III
                                  ------------

                                 ProForma EBITDA
                       PSC Inc./Percon, Inc. Consolidated
                                     (000's)


                      Q1 1999         Q2 1999          Q3 1999        Q4 1999
                      -------         -------          -------        -------
Net Income/(Loss)      2,704           4,245            4,754           (546)
Interest Expense       2,101           1,878            1,770          1,709
Income Tax Expense     1,499           2,742            2,554           (160)
Depreciation Expense   1,719           1,731            1,877          1,881
Amortization Expense   1,887           1,858            1,868          1,682
                      -------         -------          -------        -------
EBITDA                 9,910          12,454           12,823          4,566

================================================================================


                                   Schedule IV
                                   -----------

          Normalized Quarterly Provisional Charges for Disputed Royalty



             Q1 1999         Q2 1999          Q3 1999        Q4 1999
             -------         -------          -------        -------
              1,378           1,121            1,514          1,753

                                   Schedule V
                                   ----------

                        PSC Inc. and Percon Incorporated
                       Consolidated ProForma Balance Sheet
                             As of December 31, 1999
                                     (000's)

Current Assets:

  Cash and Cash Equivalents                                           $   9,746
  Accounts Receivable, Net                                               44,400
  Inventories, Net                                                       26,999
  Prepaid Expenses and Other                                              3,795
                                                                      ---------
    Total Current Assets                                                 84,940

Property, Plant and Equipment                                            55,244
Accumulated Depreciation                                                (26,468)
                                                                      ---------
                                                                         28,776

Deferred Tax Assets                                                      20,952

Intangible and Other Assets                                             124,126
Accumulated Amortization                                                (27,476)
                                                                      ---------
                                                                         96,650
                                                                      ---------
    Total Assets                                                      $ 231,318
                                                                      =========

LIABILITIES & SHAREHOLDERS' EQUITY

Current Liabilities:
  Current Portion of Long-Term Debt                                   $  16,384
  Accounts Payable                                                       22,826
  Accrued Expenses                                                       10,200
  Accrued Payroll and Commissions                                         6,428
                                                                      ---------
   Total Current Liabilities                                             55,838

Long-Term Debt, less current maturities                                 116,112
Accrued Provision for Disputed Royalties                                  6,400
Other Long-Term Liabilities                                               1,635

Shareholders' Equity:
  Preferred Stock                                                             1
  Common Shares/ Additional PIC                                          71,964
  Retained Earnings                                                     (18,065)
  Accumulated Other Comprehensive Income                                 (1,210)
  Less: Treasury Shares                                                  (1,357)
                                                                      ---------
    Total Shareholders' Equity                                           51,333
                                                                      ---------
    Total Liabilities and Shareholders' Equity                        $ 231,318
                                                                      =========